Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE FOURTH QUARTER
AND FISCAL YEAR ENDED JUNE 30, 2015

PORT ANGELES, WA (July 29, 2015) - First Northwest Bancorp (NASDAQ - FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank”), announced its operating results for the quarter and year ended June 30, 2015. On January 29, 2015, the Company completed its stock offering in connection with the Bank's conversion from the mutual to stock form of organization. Accordingly, the results prior to that time relate solely to the operations of the Bank. In connection with the conversion, and as contemplated by our Plan of Conversion, the Bank established and funded the First Federal Community Foundation ("Foundation") contributing $400,000 in cash and $9.3 million in stock for a total pre-tax contribution of $9.7 million. As a result of this contribution, the Company reported a net loss of $5.1 million, or $(0.39) per share, for the year ended June 30, 2015 compared to net income of $2.7 million for the year ended June 30, 2014. The contribution to the Foundation, on a net tax basis of $8.3 million, contributed $(0.64) to the net loss per share for the year ended June 30, 2015, and accordingly, net income before the contribution to the Foundation would have been $0.25 per share, or $3.3 million, an increase over the prior year of $583,000, or 21.9%. Net income for the quarter ended June 30, 2015, was $758,000, or $0.06 per share, a 12.8% increase over the same period last year of $672,000. The reconciliation of net income eliminating the non-recurring charitable contribution associated with our conversion and stock offering, which we believe facilitates an assessment of our banking operations and peer comparability, is included at the end of this release.

Commenting on the quarter and year end, Larry Hueth, President and Chief Executive Officer of the Company, said, "We are pleased with the improvement in earnings, before the contribution to the Foundation, for the quarter ended June 30, 2015, as compared to the same quarter last year and our year over year results. We are also pleased with the increase in construction loans on a linked quarter basis. Management continues to focus on maintaining exemplary customer service, geographic diversification, changing the mix of our loan portfolio while maintaining sound asset quality, and improving net income and return on equity."

Fourth Quarter highlights (at or for the quarter ended June 30, 2015)

•	Net interest income increased $313,000 primarily due to increased balances of investment securities purchased with proceeds received from the stock offering.

•	There were no provisions for loan losses as asset quality continued to improve.
•	Total investment securities increased $7.0 million as additional cash was used to fund investment purchases.
•	Net loans including loans held for sale decreased $5.6 million as prepayments exceeded new originations and purchases.
•	Customer deposits increased $2.5 million due to normal fluctuations in account balances.

Balance Sheet Review

During the year ended June 30, 2015, total assets increased $142.3 million, or 17.9%, to $937.5 million from $795.3 million at June 30, 2014, primarily due to a $128.4 million, or 55.3% increase in investment securities, and a $29.7 million, or 627.8%, increase in interest-bearing deposits in banks. The increase in investment securities and interest bearing deposits during the year were the result of the closing of our initial stock offering, which provided net proceeds of approximately $117.6 million, and an increase in deposits of $46.8 million. Net loans, excluding loans held for sale, decreased $8.3 million, or 1.7%, during the year to $487.9 million at June 30, 2015 from $496.2 million at June 30, 2014, primarily as a result of normal amortization and prepayment activity outpacing loan originations and purchases.

Loans receivable consisted of the following at the dates indicated:

	June 30, 2015	March 31, 2015	June 30, 2014
	(In thousands)
Real Estate:
One to four family	$256,806	$260,268	$242,523
Multi-family	33,086	37,044	45,100
Commercial real estate	125,623	128,249	128,028
Construction and land	19,127	13,931	20,497
Total real estate loans	434,642	439,492	436,148

Consumer:
Home equity	36,387	36,905	40,064
Other consumer	8,198	8,602	10,697
Total consumer loans	44,585	45,507	50,761

Commercial business loans	14,764	14,608	17,532

Total loans	493,991	499,607	504,441
Less:
Net deferred loan fees	840	809	862
Premium on purchased loans, net	(1,957)	(2,146)	(1,290)
Loans held for sale	110	342	613
Allowance for loan losses	7,111	7,424	8,072
Total loans receivable, net	$487,887	$493,178	$496,184

During the year ended June 30, 2015, the Company originated $104.5 million of loans, of which $76.2 million, or 72.9%, were originated in the North Olympic Peninsula, $26.1 million, or 25.0%, in the Puget Sound region of Washington, and $2.2 million, or 2.1%, in other areas in Washington. In addition to loans originated during the year, the Company purchased $10.2 million and $15.4 million pools of one- to four-family residential loans located in the Puget Sound region of Washington.

The securities portfolio increased $128.4 million to $360.6 million at June 30, 2015 compared to the prior year. Mortgage-backed securities represented the largest portion of the investment portfolio and were $230.3 million at June 30, 2015, an increase during the year of $61.6 million, or 36.5%, and other investment securities, including municipal bonds, were $130.2 million at June 30, 2015, an increase of $66.7 million, or 105.0%, during the year.

 Total liabilities increased $32.6 million, or 4.6%, to $746.9 million at June 30, 2015 from $714.3 million at June 30, 2014. The increase during the year was primarily the result of deposit account balances increasing $46.8 million, or 7.8%, to $647.2 million at June 30, 2015, from $600.4 million at June 30, 2014. Transaction and savings account deposits increased $32.5 million, or 7.0%, to $499.2 million at June 30, 2015 from $466.7 million at June 30, 2014. During the year, certificates of deposit increased $14.2 million, or 10.6%, to $147.9 million at June 30, 2015 from $133.7 million at June 30, 2014. Increases in deposits were primarily the result of targeted promotional efforts on money market and certificates of deposit in new and existing market areas. Borrowings, consisting primarily of long term advances from the Federal Home Loan Bank, decreased $15.1 million, or 14.4%, to $90.0 million at June 30, 2015 from $105.1 million at June 30, 2014 as Federal Home Loan Bank cash management advances were repaid.

Total equity increased $109.7 million, or 135.4%, during the year ended June 30, 2015 from $81.0 million at June 30, 2014. The increase during the year was the result of an increase to capital from the stock offering of $126.9 million, partially offset by the net loss of $5.1 million and $11.6 million used to purchase shares of the Company's common stock in the open market to fund our Employee Stock Ownership Plan (ESOP). As of June 30, 2015, there were 95,230 shares remaining to be purchased to fulfill our ESOP commitment.

Capital Ratios

At June 30, 2015, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital (CET1), and Total Risk-Based Capital ratios of 14.53%, 23.76%, 23.76%, and 25.01%, respectively. The CET1 ratio is a new regulatory capital ratio required beginning for the quarter ended March 31, 2015. Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 9.92%, 18.32%, and 19.58%, respectively, at June 30, 2014.

Credit Quality

During the year ended June 30, 2015, nonperforming loans decreased $1.1 million, or 18.3%, to $4.9 million at June 30, 2015 from $6.0 million at June 30, 2014. Nonperforming commercial real estate loans decreased $1.8 million, and nonperforming home equity loans decreased $159,000, partially offset by increases of $689,000 in one- to four-family residential mortgages, $32,000 in construction and land loans, and $123,000 in consumer loans. Nonperforming loans to total loans decreased to 1.0% at June 30, 2015 from 1.2% at June 30, 2014. During the year, real estate owned and repossessed assets increased $1.1 million, or 136.3%, to $1.9 million at June 30, 2015 from $810,000 at June 30, 2014. The transfer of a $1.4 million nonperforming commercial real estate loan located in Spokane Valley, Washington was the primary reason for the decrease in nonperforming commercial real estate loans and the increase in real estate owned during the year ended June 30, 2015. Classified loans decreased $4.0 million, or 28.8%, to $9.9 million at June 30, 2015 from $13.9 million at June 30, 2014. Our allowance for loan losses was $7.1 million and $8.1 million, or 1.4%, and 1.6% of total loans receivable, at June 30, 2015 and June 30, 2014, respectively. The allowance for loan losses as a percentage of nonperforming loans increased 7.6%, to 145.6% at June 30, 2015 from 135.3% at June 30, 2014.

Operating Results

Net interest income increased $302,000 to $6.0 million for the quarter ended June 30, 2015, from $5.7 million for the same period the prior year. Net interest income increased $1.1 million to $22.9 million for the year ended June 30, 2015, from $21.8 million for the year ended June 30, 2014. Total interest income increased $395,000, or 5.8%, to $7.2 million for the quarter ended June 30, 2015 from $6.9 million for the quarter ended June 30, 2014 and increased $928,000, or 3.5%, to $27.5 million for the year ended June 30, 2015 from $26.6 million for the prior year. The increase in interest income was primarily related to the increased asset base which generated increased income on investment and mortgage-backed securities. The increase in interest income during the year ended June 30, 2015 was partially offset by a $320,000, or 1.4%, decline in interest earned on loans compared to the prior year due to a combination of rate and volume decreases.

Total interest expense increased $93,000 to $1.2 million for the quarter ended June 30, 2015 compared to $1.1 million in the same quarter last year, and decreased $137,000, or 2.9%, to $4.6 million for the year ended June 30, 2015, compared to $4.7 million for the year ended June 30, 2014. During each period, interest expense on deposits increased due to higher average deposit balances, while interest expense on borrowings decreased. Interest expense on borrowings decreased due to lower outstanding average balances and a decline in the average rate paid on borrowings during the current quarter and fiscal year.

The net interest margin decreased 31 basis points to 2.69% for the quarter ended June 30, 2015, from 3.00% for the same period in 2014. Net interest margin declined for the quarter compared to the same quarter last year due primarily to cash received in connection with the stock offering that was initially invested at nominal interest rates and subsequently deployed into investment securities at lower average yields compared to the loan portfolio. Net interest margin decreased 23 basis points to 2.66% for the year ended June 30, 2015, from 2.89% for the same period in 2014, primarily due to a 24 basis point decline in the average yield on the loan portfolio.

There was no provision for loan losses during the quarter and year ended June 30, 2015, compared to provisions for loan losses of $508,000 and $1.3 million for the quarter and year ended June 30, 2014, respectively. The decline in the provision for loan losses reflects improving asset quality as evidenced by the decline in classified loans.

Noninterest income decreased $236,000 to $1.3 million for the quarter ended June 30, 2015 from $1.5 million for the quarter June 30, 2014, primarily due to a decrease in the gain on sale of investment securities of $174,000 and a $93,000 decline in mortgage servicing fees, net of amortization, partially offset by an increase of $70,000 for loan and deposit service fees. Noninterest income decreased $283,000 to $4.7 million for the year ended June 30, 2015 from $5.0 million for the year ended June 30, 2014. This decrease was due primarily to a decrease in the gain on sale of loans of $214,000 and a decrease in the gain on sale of investment securities of $112,000, partially offset by an increase in other income of $57,000.

Noninterest expense increased $357,000, or 6.0%, to $6.3 million for the quarter ended June 30, 2015, compared to $6.0 million for the same period in 2014. The increase to noninterest expense was primarily the result of increased professional fees as we transitioned to being a public company as well as increased compensation expense related to the establishment of the ESOP. In addition, expenses related to real estate owned and repossessed assets increased as we continue to maintain and manage foreclosed properties for resale. Compared to the prior fiscal year, noninterest expense increased $10.9 million, or 49.5%, to $33.0 million. The increase in noninterest expense for the year was primarily the result of the establishment of the Foundation in connection with the conversion, which was funded by contributions of $400,000 in cash and $9.3 million in stock for a total contribution of $9.7 million. We also experienced increases in compensation and benefits for the fiscal year of $1.1 million as a result of certain staffing and management changes as well as market rate and merit increase adjustments for employees and management during the year. We also had additional expenses related to the ESOP. Expenses related to real estate owned and repossessed assets declined during the year ended June 30, 2015 by $233,000 compared to 2014 as the number of properties held by the Bank continued to decline.

About the Company

On January 29, 2015, First Northwest Bancorp became the holding company for First Federal Savings and Loan Association of Port Angeles in connection with the completion of the Bank’s conversion from the mutual to the stock form of organization and the Company’s related stock offering. In the offering, the Company sold 12,167,000 shares of common stock at a price of $10 per share and received net offering proceeds of approximately $117.6 million. Following the offering and the contribution to the Foundation the Company has 13,100,360 shares of common stock outstanding. From the proceeds, the Company made a capital contribution of approximately $58.4 million to the Bank. The Company’s stock is traded on the NASDAQ under the ticker symbol “FNWB.”

First Federal is a Washington-chartered, community-based savings bank primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington through nine full-service banking offices, eight of which are located within Clallam and Jefferson counties, Washington, and one that is located in Kitsap County. First Federal also has one loan production office located in Bellingham, Washington.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; and other factors described in the Company’s Registration Statement on Form S-1 (SEC Registration No. 33-185101) and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

ASSETS	June 30, 2015	March 31, 2015	June 30, 2014

Cash and due from banks	$10,590	$10,544	$14,228
Interest-bearing deposits in banks	34,440	31,523	4,732
Investment securities available for sale, at fair value	299,040	290,372	178,972
Investment securities held to maturity, at amortized cost	61,524	63,173	53,244
Loans held for sale	110	342	613
Loans receivable (net of allowance for loan losses of $7,111, $7,424, and $8,072)	487,887	493,178	496,184
Federal Home Loan Bank (FHLB) stock, at cost	4,807	9,737	10,047
Accrued interest receivable	2,546	2,589	2,272
Premises and equipment, net	12,580	12,114	12,287
Mortgage servicing rights, net	1,187	1,170	1,266
Bank-owned life insurance, net	18,168	18,129	18,066
Real estate owned and repossessed assets	1,914	1,835	810
Prepaid expenses and other assets	2,753	2,063	2,571

Total assets	$937,546	$936,769	$795,292

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$647,164	$644,664	$600,399
Borrowings	90,033	90,033	105,133
Deferred tax liability, net	—	—	1,110
Accrued interest payable	265	261	262
Accrued expenses and other liabilities	8,471	8,724	6,355
Advances from borrowers for taxes and insurance	932	1,440	1,038

Total liabilities	746,865	745,122	714,297

Stockholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 13,100,360 shares at June 30, 2015 and March 31, 2015, and none at June 30, 2014	131	131	—
Additional paid-in capital	126,809	126,817	—
Retained earnings	74,573	73,815	79,663
Accumulated other comprehensive income, net of tax	750	1,852	1,332
Unearned employee stock ownership plan (ESOP) shares	(11,582)	(10,968)	—

Total stockholders' equity	190,681	191,647	80,995

Total liabilities and stockholders' equity	$937,546	$936,769	$795,292

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS
(Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2015	2014	2015	2014
INTEREST INCOME
Interest and fees on loans receivable	$5,430	$5,744	$22,046	$22,366
Interest on mortgage-backed and related securities	1,097	801	3,466	2,993
Interest on investment securities	694	303	1,850	1,149
Interest-bearing deposits and other	24	4	113	41
FHLB dividends	4	2	12	10
Total interest income	7,249	6,854	27,487	26,559

INTEREST EXPENSE
Deposits	473	368	1,669	1,537
Borrowings	734	746	2,923	3,192
Total interest expense	1,207	1,114	4,592	4,729

Net interest income	6,042	5,740	22,895	21,830

PROVISION FOR LOAN LOSSES	—	508	—	1,307

Net interest income after provision for loan losses	6,042	5,232	22,895	20,523

NONINTEREST INCOME
Loan and deposit service fees	902	832	3,404	3,447
Mortgage servicing fees, net	79	172	305	284
Net gain on sale of loans	212	226	548	762
Net gain on sale of investment securities	—	174	—	112
Increase in cash surrender value of bank-owned life insurance	39	40	102	94
Other income	61	85	348	291
Total noninterest income	1,293	1,529	4,707	4,990

NONINTEREST EXPENSE
Compensation and benefits	3,218	3,132	12,703	11,614
Real estate owned and repossessed assets expenses, net	130	68	165	398
Data processing	663	583	2,521	2,200
Occupancy and equipment	775	869	3,058	3,053
Supplies, postage, and telephone	164	173	663	695
Regulatory assessments and state taxes	87	87	334	381
Advertising	119	93	433	425
Charitable contributions	36	38	9,870	183
Professional fees	501	344	1,063	945
FDIC insurance premium	139	130	544	551
Other	494	452	1,692	1,660
Total noninterest expense	6,326	5,969	33,046	22,105

INCOME BEFORE PROVISION (BENEFIT) FOR
INCOME TAXES	1,009	792	(5,444)	3,408

PROVISION (BENEFIT) FOR INCOME TAXES	251	120	(354)	740

NET INCOME (LOSS)	$758	$672	$(5,090)	$2,668

Basic and diluted earnings (loss) per share	$0.06	$—	$(0.39)	$—

	As of or For the Quarter Ended (unaudited)
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Selected Financial Ratios and Other Data:
Performance ratios: (1)
Return on average assets	0.32%	(3.1)%	0.43%	0.43%
Return on average equity	1.58	(18.03)	4.13	4.14
Average interest rate spread	2.50	2.39	2.76	2.82
Net interest margin (2)	2.69	2.54	2.87	2.94
Efficiency ratio (3)	86.2	218.8	82.7	82.8
Average interest-earning assets to average interest-bearing liabilities	136.2	130.6	119.9	120.4

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.7%	0.7%	0.7%	0.8%
Nonperforming loans to total gross loans (5)	1.0	0.9	0.8	1.2
Allowance for loan losses to nonperforming loans (5)	145.6	165.2	185.6	136.7
Allowance for loan losses to total loans receivable	1.4	1.5	1.5	1.6
Net charge-offs to average outstanding loans	0.2	0.1	0.1	--

Capital ratios:
Equity to total assets at end of period	20.3%	20.4%	9.0%	10.4%
Average equity to average assets	20.5	17.2	10.3	10.4
_____________________

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense, including the Company's contribution to the Foundation, as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

	As of or For the Year Ended (unaudited)
	June 30, 2015	June 30, 2014
Selected Financial Ratios and Other Data:
Performance ratios:
Return on average assets	(0.57)%	0.34%
Return on average equity	(3.50)	3.33
Average interest rate spread	2.51	2.78
Net interest margin (1)	2.66	2.89
Efficiency ratio (2)	119.7	82.4
Average interest-earning assets to average interest-bearing liabilities	129.0	118.3

Asset quality ratios:
Nonperforming assets to total assets at end of period (3)	0.7%	0.9%
Nonperforming loans to total gross loans (4)	1.0	1.2
Allowance for loan losses to nonperforming loans (4)	145.6	135.3
Allowance for loan losses to total loans receivable	1.4	1.6
Net charge-offs to average outstanding loans	0.1	0.1

Capital ratios:
Equity to total assets at end of period	20.3%	10.2%
Average equity to average assets	16.2	10.1
_____________________

(1)	Net interest income divided by average interest-earning assets.
(2)	Total noninterest expense, including the Company's contribution to the Foundation, as a percentage of net interest income and total other noninterest income.
(3)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and repossessed assets.
(4)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. The Company believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this document are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

The following table provides the reconciliation of net (loss) income (GAAP) to net (loss) income before expenses related to the estimated tax benefit of the charitable donation to the Foundation (non-GAAP), and basic loss per share (GAAP) to basic net income per share before expenses related to estimated tax benefit of the charitable donation to the Foundation (non-GAAP) for the periods presented:

	Three Months Ended		Years Ended
	June 30,		June 30,
(Dollars in thousands, except per share data) (Unaudited)	2015	2014	2015	2014

Net (loss) income (GAAP)	$758	$672	$(5,090)	$2,668
Adjustment:
Foundation expense (1)	—	—	8,341	—

Net income (non-GAAP)	$758	$672	$3,251	$2,668

Basic income (loss) per share:
Basic income (loss) per share (GAAP)	$0.06	na	$(0.39)	na
Basic income per share (non-GAAP)	$0.06	na	$0.25	na

(1) Income tax effect of pro-forma operating earnings adjustments calculated based on a 34% federal income tax rate, net of deferred tax asset valuation adjustments na = not applicable as no shares were outstanding during these periods